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                                   EXHIBIT 11
                            VESTRO NATURAL FOODS INC.

                    Computation of Earnings Per Common Share

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                                     Year Ended December 31,
                                     -----------------------
                                   1995       1994        1993
                                   ----       ----        ----
Primary earnings:

Net income                     $  602,000  $ 538,000   $1,535,000
Less: preferred stock dividend       -         -       (1,048,000)
Net income applicable             -------  ---------   ----------
  to common stock              $  602,000  $ 538,000   $  487,000
Weighted average number of
  common shares outstanding     5,950,588  6,088,600    1,658,303

Effect of common stock
  equivalents                     116,788    171,530       80,769
Weighted average                ---------  ---------    ---------
  common shares outstanding
  as adjusted (a)               6,067,376  6,260,130    1,739,072
                                ---------  ---------    ---------

Primary earnings per common
  share                        $      .10   $    .09   $      .28

Assuming full dilution:

Net income                     $  602,000   $538,000   $1,535,000
Less: preferred stock dividend       -          -      (1,048,000)
                                  -------    -------    ---------
  Net income applicable        $  602,000   $538,000   $  487,000
  to common stock                 -------    -------    ---------


Weighted average number of
  common shares outstanding     5,950,588  6,088,600    1,658,303

Effect of common stock
  equivalents                     117,912    171,530       81,321
Weighted average                ---------  ---------    ---------
  common shares outstanding as
  adjusted (a)                  6,068,500  6,260,130    1,739,624
                                ---------  ---------    ---------
Earnings per common
  share assuming full
  dilution                     $      .10  $     .09  $       .28

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(a) Taking into effect the one for ten reverse stock split.


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